401(k) Plan for Employees of New England
Business Service, Inc.

Independent Auditors' Report

Financial Statements
December 31, 2001 and 2000

Supplemental Schedule
December 31, 2001

401(K) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

TABLE OF CONTENTS


                                                               Page

INDEPENDENT AUDITORS' REPORT                                    1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND
   2000 AND FOR THE YEAR ENDED DECEMBER 31, 2001

 Statements of Net Assets Available for Benefits                2

 Statements of Changes in Net Assets Available for Benefits     4

 Notes to Financial Statements                                 6-12

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2001:

 Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of
Year)                                                           14

Schedules required under the Employee Retirement Income Security
Act of 1974, other than the schedule listed above, are omitted because of the absence of the conditions under which the schedules are required.

INDEPENDENT AUDITORS' REPORT


401(k) Plan for Employees of
 New England Business Service, Inc.:

We have audited the accompanying statements of net assets available for benefits of the 401(k) Plan for Employees of New England Business Service, Inc. (the "Plan") as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001 and 2000, and the changes in its net assets available for benefits for the year ended Dedember 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.
This schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2001 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

May 3, 2002

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------

                                           2001            2000
ASSETS:
 Investments, at fair value:
  Common/collective trust             $ 10,367,394     $  8,345,408
  New England Business Service, Inc.
   common stock
   (912,543 shares and
    748,526 shares in 2001
    and 2000, respectively)             17,475,198       13,660,600
  Mutual funds                          54,796,783       56,128,110
  Loans to participants                  2,275,009        2,166,481
                                     --------------   --------------

      Total investments                 84,914,384       80,300,599


Cash                                             -           10,151
Receivables:
  Receivable for investments sold                -           69,779
  Accrued income                             1,178           43,018
  Employer contributions                    83,875           91,485
  Employee contributions                    81,717           91,064

                                      --------------   --------------
          Total assets                  85,081,154        80,606,096

                                      --------------   --------------

LIABILITIES - Payable for investments
     purchased                             114,366                -
                                      --------------   --------------
NET ASSETS AVAILABLE FOR BENEFITS     $ 84,966,788      $ 80,606,096
                                     --------------   --------------
                                     --------------   --------------

See notes to financial statements.

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2001
--------------------------------------------------------------------







ADDITIONS:
 Employee contributions             $   5,032,895
 Rollover contributions                   330,003
 Employer contributions                 5,202,341
 Net depreciation
  in fair value of investments         (2,668,522)
 Interest and dividend income           1,386,553
                                    --------------

       Total additions                  9,283,270
                                    --------------
DEDUCTIONS:
 Benefits paid to participants          4,875,666
 Administrative fees                       46,912
                                    --------------

       Total deductions                 4,922,578

                                    --------------


NET INCREASE IN NET ASSETS

 AVAILABLE FOR BENEFITS                 4,360,692

NET ASSETS AVAILABLE FOR BENEFITS:
 Beginning of year                     80,606,096
                                    --------------
 End of year                        $  84,966,788
                                    --------------
                                    --------------

See notes to financial statements.

401(K) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS


1. DESCRIPTION OF THE PLAN

   The following brief description of 401(k) Plan for Employees of New England Business Service, Inc. (the "Plan") provides general information only. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

   General Information - On October 26, 1984, the Plan Sponsor, New England Business Service, Inc. ("NEBS" or the "Company"), adopted a deferred profit-sharing and stock ownership plan. The Plan became effective as of June 30, 1984. On July 1, 1993, the Plan was amended to incorporate provisions of Section 401(k) of the Internal Revenue Code. The Plan is designed to allow eligible employees to accumulate savings for retirement in the Plan without paying income taxes until the monies actually are received. Employees may elect to defer receipt of a portion of their eligible pay by having such amounts paid into the Plan.
   If an employee chooses to defer payment of this eligible pay, the Company will make an additional contribution to the Plan on the employee's behalf. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

   Eligibility - Regular employees are eligible to participate in the Plan the first of the month following the date of hire. For nonregular employees (temporary employees), the employee must complete one year of eligible service (1,000 hours of service). Officers and directors of the Company who are full-time employees and meet the foregoing eligibility requirements are eligible for participation.

   Administration of the Plan - The Plan is administered by the NEBS Retirement Committee (the "Plan Committee"), whose members are appointed by the Board of Directors of the Company. The trustee of the Plan is Wells Fargo Bank, Minnesota, N.A. ("Wells Fargo"). Certain administrative costs of the Plan have been assumed by the Company.

   Company Contributions - When an employee makes a deferral, the Company will make a matching contribution of shares of its common stock. If the employee has less than five years of service, the matching contribution is equal in value to one-half of the amount of the deferral, but not to exceed 6% of the employee's eligible pay. If the employee has five years or more of service, the matching contribution is equal in value to 100% of the amount of the deferral, but not to exceed 6% of the employee's eligible pay. In addition, the Company contributes 3% of an employee's eligible pay in shares of common stock to all employees who meet the minimum eligibility requirements.

   Employee Contributions - Eligible employees must complete a notice of election to defer receipt of a portion (in multiples of 1%) of their eligible pay as defined by the Plan. The deferral may not exceed 15% of a participant's eligible pay.

   Loans to Participants - Eligible participants may apply for and obtain a loan in an amount as defined in the Plan (not less than $1,000 and not to exceed the lesser of $50,000 or 50% of their vested balances). Effective as of July 1, 1999, the loans will bear an interest rate as determined, from time to time, by the Plan Committee, as published in the Plan's loan policy statement. Prior to this, the loans had a market rate of interest equal to the prime lending rate plus two percentage points, as published in The Wall Street Journal. The loan must be for a nonrenewable term of no more than five years and repaid by regular payroll deductions. Payments of principal and interest are credited to the participant's account. Only one loan will be allowed to a participant at any given time. The loans are collateralized by 50% of the participant's vested account balance.

   Investment of Contributions - Company contributions are invested in company common stock and money market funds. Employee contributions are invested at the direction of the employee in any combination of the following: (1) company common stock; (2) mutual funds selected by the Plan Committee; (3) common collective trust income investments such as investment contracts providing a guaranteed interest rate; and (4) any other investments subsequently authorized by the Plan Committee. Employees have the option to move the company contribution from company common stock to any of the other investment options at any time subsequent to the initial contributions. Dividends, interest and other distributions received in any fund with respect to any type of contribution are reinvested in the same fund. Employee contributions that have not been designated for a particular investment will be invested in the Wells Fargo Stable Return Common Collective Trust.

   Vesting - Participants are fully vested with respect to employee contributions. Company contributions made pursuant to the Plan subsequent to July 1, 1997 are vested 20% after completion of one year of service, 50% after completion of two years of service, and 100% after completion of three years of service. All company contributions prior to July 1, 1997 are 100% vested.

   Forfeitures - Participants who withdraw from the Plan due to termination of employment will forfeit unvested company contributions and related earnings. These forfeitures will be used to reduce future company contributions. If within five years the participant is re-employed by the Company, the forfeitures will be reinstated to the participant.

   Withdrawals and Distributions - Contributions to the Plan from all sources, and earnings thereon, are generally payable at termination of employment due to retirement, disability, death or any other reason. Distribution payments may be made in cash in a lump sum, in whole shares of company common stock held in the employee's account in the Plan with the value of fractional shares paid in cash, or in installments for a period not exceeding the employee's life expectancy or the joint life expectancies of the employee and beneficiary, up to a maximum of 15 years. The form of distribution is elected in writing by the employee.

   Withdrawals prior to termination of employment are subject to certain limitations and restrictions.

   Participant Accounts - An account is set up in the name of each participant to record employee and company matching contributions made on the participant's behalf and other transactions that occur in connection with the employee's participation in the Plan. Each fiscal quarter, participants receive a statement of account, listing contributions, equivalent number of shares of company common stock in the account, and the market values of the investments in the account.

   Plan Amendment and Termination - The Company has the right to amend, suspend or terminate the Plan but may not do so in a way which would divest a participant of accrued benefits. If the Plan is terminated, the trustee will distribute the assets held in the trust, after payment of expenses, in such a manner as the Plan Committee shall determine and as may be required by law.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Method of Accounting - The financial statements of the Plan are prepared on the accrual basis of accounting. Purchases and sales of securities are recorded on the trade-date basis.
   Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

   Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

   Investments - Investments are stated at fair value based on quoted market prices. Participant loans are recorded at cost which approximates fair value.

   Distributions to Participants - Distributions to participants are recorded when paid.

3. INVESTMENTS

   Investments that represent 5% or more of net assets available for benefits as of December 31, 2001 and 2000 are as follows:






                                             2001        2000

    Wells Fargo Stable Return Fund
    (common/collective trust)          $ 10,367,394  $ 8,345,408
    Fidelity Contrafund                  13,385,320   16,162,212
    New England Business Service, Inc.
     Common Stock                        17,475,198   13,660,600
    Vanguard Institutional Index Fund    10,843,188   12,837,943
    Wells Fargo Small-Cap
     Opportunities Fund                   7,475,670    6,289,932
    American Euro-Pacific
     Growth Fund                                  -    4,395,679
    Wells Fargo Growth Balanced Fund      8,650,945    9,321,159

   The Plan's investments (including gains and losses on investments bought and sold, as well as held, during the year) depreciated in value by $2,668,522 for the year ended December
   31, 2001, as follows:







   At fair value based on quoted
    market prices:
    Common/collective trust            $    599,853
    New England Business Service, Inc.
     common stock                           833,632
    Mutual funds                         (4,102,007)
                                        ------------
    Total                              $ (2,668,522)
                                        ------------
                                        ------------

4. TAX STATUS OF THE PLAN

   The Plan obtained its latest determination letter on February 12, 1996 in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with applicable requirements of the Internal Revenue Code (the "Code"). The Plan subsequently has been amended; however, the plan administrator believes that the Plan is currently designed and being operated in compliance with applicable requirements of the Code. Accordingly, no provision for income taxes has been included in these financial statements.

5. RELATED-PARTY TRANSACTIONS

   Certain plan investments are shares of mutual funds managed by Wells Fargo. Wells Fargo is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid to Wells Fargo for the investment management services amounted to $46,912 for the year ended December 31, 2001.

6. NONPARTICIPANT-DIRECTED INVESTMENTS

   The Plan requires company contributions initially to be invested within the Company's common stock. The activity within the Company's common stock investment (including the activity for the money market fund) for the year ended December 31, 2001 was as follows:







    Contributions                      $ 5,446,528
    Net appreciation

     in fair value
     of investments                        833,632
    Interest and dividend income           666,163
    Benefits paid to participants          853,324






                            * * * * * *

                            * * * * * *

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.


Schedule H, Part IV, Line 4I - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
--------------------------------------------------------------------

a)  b)Identity of Issue  c)Description of Investment  d)Cost   e)Value

Participant-Directed Investments:

*   Wells Fargo          Stable Return Fund                    $10,367,394

    Fidelity             Contrafund                             13,385,320

*   Wells Fargo          Strategic Income Fund                   3,411,357

    PIMCo                Total Return Fund                       1,324,833

    Vanguard             Institutional Index Fund               10,843,188

*   Wells Fargo          Small-Cap Opportunities
                            Fund                                 7,475,670

    American             Euro-Pacific Growth Fund                3,846,819

*   Wells Fargo          Moderate Balanced Fund                    490,381

*   Wells Fargo          Growth Balanced Fund                    8,650,945

*   Wells Fargo          Strategic Growth                          707,591

*   Wells Fargo          Diversified Equity Fund                   372,644

*   Wells Fargo          Large Company Growth Fund                 851,193

    Dreyfus              Founders Discovery Fund                   593,732

    Federated            Stock Fund                                301,438

    Berger               Small-Cap Value Fund                    2,238,103

    T. Rowe Price        Emerging Markets Stock Fund               148,375

*   Participant loans    Maturity dates ranging
                         from one to five years
                         at varying interest
                         rates                                   2,275,009


                                                                -----------

    Total participant-directed investments                     $67,283,992


                                                               ------------

Nonparticipant-Directed Investments:



*   New England
    Business              Common stock,
    Service, Inc.          912,543 shares          21,077,518   17,475,198

*   Wells Fargo          Money Market Fund            155,194      155,194

                                                               -----------
    Total nonparticipant-directed investments                   17,630,392
                                                               -----------
    TOTAL INVESTMENTS                                          $84,914,384
                                                                -----------
                                                                -----------

* Represents party-in-interest.